Exhibit (a)(5)(vi)
July 13, 2006
LAIDLAW INTERNATIONAL, INC.
NOTICE TO CANADIAN HOLDERS
Offer to Purchase for Cash
up to 15,000,000 Shares of Its Common Stock
(Including the Associated Preferred Share Purchase Rights)
at a Purchase Price Not Greater Than
$28.50 Nor Less Than $25.50 Per Share
This bid is made in Canada for securities of a U.S. issuer in accordance with U.S. federal securities laws. Securityholders should be aware that the U.S. requirements applicable to the bid may differ from those of the provinces and territories of Canada.
Certain of the directors and officers of the offeror reside outside of Canada. Substantially all of the assets of these persons and of the offeror may be located outside of Canada. The offeror has appointed Blakes Extra-Provincial Services Inc. as its agent for service of process in Canada, but it may not be possible for securityholders to effect service of process within Canada upon the directors or officers of the offeror. It may also not be possible to enforce against the offeror, its directors and officers judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.
Securities legislation in certain of the provinces and territories of Canada provides securityholders of the offeree issuer with, in addition to any other rights they may have at law, remedies for rescission or, in some jurisdictions, damages if a circular or notice that is required to be delivered to such securityholders contains a misrepresentation or is not delivered to the securityholder, provided that such remedies for rescission or damages are exercised by the securityholder within the time limit prescribed by the securities legislation of the securityholder’s province or territory. The securityholder should refer to the applicable provisions of the securities legislation of the securityholder’s province or territory for particulars of these rights or consult with a legal adviser. Rights and remedies also may be available to securityholders under U.S. law; securityholders may wish to consult with a U.S. legal adviser for particulars of these rights.

CERTIFICATE
July 13, 2006
The following, together with documents incorporated by reference, contains no untrue statement of material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(Signed) Kevin E. Benson President and Chief Executive Officer	(Signed) Jeffrey Sanders Vice President and Chief Financial Officer
On behalf of the Board of Directors:

(Signed) John F. Chlebowski Director	(Signed) Peter E. Stangl Director